CONSENT AND AGREEMENT

            This Consent and Agreement (the "Agreement"), dated December 13, 2010, is entered into by and among W Capital, Inc. and John T. McDonald (together, "Lender"), Good Times Restaurants Inc., a Nevada corporation ("Good Times"), and Good Times Drive Thru Inc., a Colorado corporation ("GTDT"), in connection with that certain Securities Purchase Agreement dated October 29, 2010 (the "Purchase Agreement") between Good Times and Small Island Investments Limited, a Bermuda corporation (the "Investor"), pursuant to which Good Times has agreed to sell and issue to the Investor in consideration of $2,100,000 an aggregate of 4,200,000 shares of its common stock (the "Shares") upon satisfaction of certain closing conditions set forth therein.  Reference is made herein to that certain Loan Agreement dated effective as of February 1, 2010, as amended effective as of April 1, 2010 (the "Loan Agreement"), among Lender, Good Times and GTDT, and the Secured Promissory Note dated April 1, 2010 issued to Lender pursuant thereto (the "Note").

1.         Lender hereby consents to the above-described sale and issuance by Good Times of the Shares to the Investor in accordance with the terms of the Purchase Agreement and agrees that such transaction shall not constitute an Event of Default under the Note.

2.         Lender hereby agrees that the aggregate principal balance of $400,000 owed to Lender under the Note shall be repaid (the "Principal Payment") out of the net proceeds to Good Times from the sale and issuance of the Shares at the Closing (as defined in the Purchase Agreement).  Lender further agrees that the aggregate amount of accrued interest owed to Lender under the Note shall be converted at the Closing into shares of common stock of Good Times at a conversion ratio of $0.50 of the amount of accrued interest owed for each share of common stock (the "Lender Shares").  Lender acknowledges and agrees that this paragraph 2 constitutes an amendment to the provision set forth in Section 6 of the Note.

3.         Good Times and GTDT confirm that as of the date hereof, to their knowledge, they are in full compliance with the material terms of the Loan Agreement and the Note.

4.         Good Times agrees that, prior to February 1, 2011, it will prepare and file an amendment to the Registration Statement on Form S-3 initially filed with the Securities Exchange Commission on March 4, 2010 and amended on April 27, 2010 (the "Registration

Statement"), covering the resale of the Lender Shares and the shares of Good Times common stock underlying the Warrants (as defined in the Loan Agreement) (the "Warrant Shares").  Good Times further agrees that it shall thereafter use commercially reasonable best efforts to have the Registration Statement, as amended, declared effective by the Commission as soon as practicable, and to have the Registration Statement, as amended, remain effective until such time as the Lender Shares and the Warrant Shares can be sold pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended.

5.         The parties acknowledge that Good Times intends to effect a reverse stock split following the Closing (the "Reverse Split").  The parties agree that Exhibit A hereto, setting forth (i) the interest calculation used for purpose of paragraph 2 hereof, (ii) the number of Lender Shares to be issued to Lender at the Closing (prior to the Reverse Split), (iii) the number of Lender Shares following the Reverse Split, and (iv) the number of Warrant Shares issuable to Lender following the Reverse Split, is accurate and complete.

6.         Lender and Good Times agree that Lender's consent as set forth in paragraphs 1 and 2 hereof shall be of no force and effect if the Principal Payment and Lender Shares are not received by Lender by December 31, 2010.

7.         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile or electronic signature, which shall be deemed an original.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first indicated above.

LENDER:

W Capital, Inc.

By: /s/ W.H. Trey Watson
Name: W.H. Trey Watson
Title: Principal

By: /s/ John T. McDonald
Name: John T. McDonald

GOOD TIMES:
Good Times Restaurants Inc.
By: /s/ Boyd E. Hoback
Name: Boyd E. Hoback
Title: President and CEO

GTDT:
Good Times Drive Thru Inc

By: /s/ Boyd E. Hoback
Name: Boyd E. Hoback
Title: President and CEO
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EXHIBIT A

W. Capital & John T. McDonald

12.00%          2/1/10 to 7/31/10

14.00%          8/1/10 on

				Monthly	Monthly	Monthly
	Draw	Draw	Draw	Interest	Interest	Interest	Accrd Int	Accrd Int
	Mcdonald	W Capital	Total	Mcdonald	W Capital	Total	Mcdonald	W Capital
2/1/10 draw	$25,000.00	$100,000.00	$125,000.00
02/28/2010 bal				$230.14	$920.55	$1,150.68	$230.14	$920.55
3/1/10 draw	$25,000.00	$100,000.00	$125,000.00
3/2/10 draw
3/31/10 bal
3/31/2010				$509.59	$2,038.36	$2,547.95	$739.73	$2,958.90
4/16/2010	$50,000.00	$100,000.00	$400,000.00

4/30/2010				$739.73	$2,465.75	$3,205.48	$1,479.45	$5,424.66
5/31/2010				$1,019.18	$3,057.53	$4,076.71	$2,498.63	$8,482.19
6/30/2010				$986.30	$2,958.90	$3,945.21	$3,484.93	$11,441.10
7/31/2010				$1,019.18	$3,057.53	$4,076.71	$4,504.11	$14,498.63
8/31/2010				$1,189.04	$3,567.12	$4,756.16	$5,693.15	$18,065.75
9/30/2010				$1,150.68	$3,452.05	$4,602.74	$6,843.84	$21,517.81
10/31/2010				$1,189.04	$3,567.12	$4,756.16	$8,032.88	$25,084.93
11/30/2010				$1,150.68	$3,452.05	$4,602.74	$9,183.56	$28,536.99
12/13/2010				$498.63	$1,495.89	$1,994.52	$9,682.19	$30,032.88

	$100,000.00	$300,000.00				$39,715.07
						Pre-split shs	19,364	60,066
						Post-split shs	6,455	20,022